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                                                                 EXHIBIT 4(i)(v)

                      [WORTHINGTON INDUSTRIES LETTERHEAD]

                                November 21, 2002

VIA FACSIMILE AND OVERNIGHT CARRIER

PNC Bank, National Association
249 5th Avenue
Pittsburgh, Pennsylvania 15222
Attention: David Gookin

                  Re:      Termination of 364-Day Revolving Credit

Dear David:

                  Reference is hereby made to the 364-Day Revolving Credit Agreement dated as of May 10, 2002 among Worthington Industries, Inc. (the "Borrower"), the Lenders party thereto, and PNC Bank, National Association, as Administrative Agent (the "364-Day Credit Agreement"). This letter constitutes notice, pursuant to Section 2.10(a) of the 364-Day Credit Agreement, of Borrower's request that the Revolving Committed Amount under, and as defined in, the 364-Day Credit Agreement be terminated in full as of November 29, 2002.

                  Please call if you have questions or need additional information, and fax an executed acknowledgment of this letter to me at
614.438.7508. Thank you for your attention to this matter.

                                    Sincerely,

                                    /s/ John T. Baldwin

                                    John T. Baldwin
                                    Vice President and Chief Financial Officer

Acknowledged:

PNC Bank, National Association, as Administrative Agent


By: /s/ David B. Gookin
   ---------------------------------
Name: David B. Gookin
Title: Managing Director